Exhibit 99.1

Press Release Source: Patriot Scientific Corporation

Patriot Scientific Corporation Announces MMP Portfolio Patent Upheld by German Federal Patent Court

•	Monday February 2, 2009, 4:15 pm EST

CARLSBAD, Calif.--(BUSINESS WIRE)--Patriot Scientific Corporation (OTCBB:PTSC - News) today announced that the German Federal Patent Court (Bundespatentgericht, BPatG) in Munich affirmed the validity of DE 6,903,356 8T2, the German counterpart to EP 0,786,730. The affirmed German Patent and its EP counterparts cover technology utilized in a majority of microprocessor-based products manufactured and sold today. EP'730 is the European counterpart of the basic MMP Portfolio application filed in 1989, which resulted in seven issued U.S. patents.

The world’s leading manufacturers of end user products are encouraged to become MMP Portfolio licensees because of the sweeping scope of applications using MMP Portfolio design techniques. Industry leaders including Toshiba, Sony, Philips, Nokia, Mattel, Kenwood, Hewlett-Packard and Fujitsu are among the 50 global companies from the U.S., Japan, Korea, Taiwan and Europe that have licensed the MMP Portfolio technologies for products ranging from automobiles to medical equipment, cell phones to communications infrastructure.

About the MMP Portfolio

The Moore Microprocessor Patent Portfolio contains intellectual property that is jointly owned by the privately-held TPL Group and publicly-held Patriot Scientific Corporation (OTCBB: PTSC - News). The MMP Portfolio includes seven U.S. patents as well as their European and Japanese counterparts. It is widely recognized that the MMP Portfolio protects fundamental technology used in microprocessors, microcontrollers, digital signal processors (DSPs), embedded processors and system-on-chip (SoC) devices. Manufacturers of microprocessor-based products can learn more about how to participate in the MMP Portfolio Licensing Program by contacting: mmp-licensing@alliacense.com.

About Patriot Scientific Corporation

Headquartered in Carlsbad, California, Patriot Scientific Corporation provides data sharing and secure data solutions for a connected world. Patriot Scientific has recently embarked on an aggressive business expansion initiative complementing its recent acquisition of data sharing software provider, Crossflo Systems Inc. Patriot is evaluating full M&A and minority investments in early-stage technology companies in the data sharing software and secure networking technology sectors. These investments are funded with revenues generated, in a large part, from the continuing successful Moore Microprocessor Patent™ Portfolio licensing partnership with The TPL Group. Patriot Scientific’s integrated core intelligence solution addresses the critical data/information sharing needs of the healthcare industry, the Department of Homeland Security, the Department of Justice, and federal, state, and local public safety and law enforcement agencies. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Contact:

Patriot Scientific Corporation
Angela Hartley, 760/547-2700 ext. 102